BRITISH COLUMBIA
The Best Place on Earth

Number: C0913693

CERTIFICATE
OF
CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that NEWCASTLE RESOURCES LTD., which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0062798, has continued into British Columbia from the Jurisdiction of ONTARIO, under the Business Corporations Act, with the name REPLICEL LIFE SCIENCES INC. on June 22, 2011 at 10:21 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 22, 2011

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada